Exhibit 1.01

HEXCEL CORPORATION
CONFLICT MINERALS REPORT

For the reporting period from January 1, 2022 to December 31, 2022

Hexcel Corporation has provided this Conflict Minerals Report pursuant to the requirements of Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”).

The terms “Hexcel,” “we,” “us” and “our” refer to Hexcel Corporation and its subsidiaries. The information disclosed herein includes the activities of all majority-owned subsidiaries.

As used herein, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals. The “Covered Countries” are the Democratic Republic of the Congo and the countries that share an internationally recognized border with the Democratic Republic of the Congo.

This Conflict Minerals Report has not been audited, nor is an independent private sector audit required for this Conflict Minerals Report under the Conflict Minerals Rule, the SEC partial stay of the Conflict Minerals Rule or existing SEC guidance.

Statements in this Conflict Minerals Report which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to our compliance efforts and expected actions identified in this Conflict Minerals Report. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, among other matters, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our Conflict Minerals program by our Conflict Minerals Team (as defined below), and our ability to identify and mitigate related risks in our supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Conflict Minerals Report, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law. Information contained on the websites referenced in this Conflict Minerals Report is not part of, or incorporated by reference into, this Conflict Minerals Report.

1.	Company Overview

Hexcel is a leading advanced composites company headquartered in Stamford, Connecticut. Hexcel develops, manufactures, and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, radio frequency (“RF”) / electromagnetic interference and microwave absorbing materials, engineered honeycomb and composite structures. Our products are used in a wide variety of end applications, such as commercial and military aircraft, space launch vehicles and satellites, wind turbine blades, automotive, recreational products and other industrial applications. Hexcel and its affiliates have manufacturing facilities and operations located in the Americas, Asia Pacific, Europe, India and Africa.

The products we manufacture are predominantly chemicals-based metal substitutes, which do not contain 3TGs. Hexcel does produce a select number of products that may contain 3TGs necessary to the functionality or production of such products, as follows:

(i)	Our Kent, Washington facility manufactures a broad range of complex finished interiors for our customers, which include metal components such as fasteners used to attach metal and composite materials together, other machined and sheet metal parts and electronic products such as speakers, lights, temperature sensors and heater mat assemblies. We refer to these products herein as the “Finished Interiors.” The metal and electronic components contained in the Finished Interiors, which are specified by our customers, are sourced from third party suppliers.
(ii)	Hexcel impregnates certain of its prepregs with a bronze mesh containing tin, which provides lightning strike protection in structural components for our customers, referred to herein as the “Lightning Strike Products,” and uses conductive fillers containing tin in certain space applications, referred to herein as “Satellite Products,” to improve compression and thermal aging properties upon launch.
(iii)	Hexcel’s wholly-owned subsidiary, ARC Technologies LLC (“ARC”), a leading supplier of microwave and RF absorbing materials for commercial and defense applications, utilizes fasteners in the manufacture of certain of its aerospace products, referred to herein as the “Covered ARC Products.”
(iv)	Hexcel’s Hartford, Connecticut manufacturing site (“Hexcel Hartford”) applies additive manufacturing technology to the ultra-high performance polymer PEKK for aerospace applications. Hexcel Hartford procures certain metal components used in the manufacture of its products, including nutplates, helicoils, check valves and copper ribbon, that are bonded into certain assemblies for aerospace products, referred to herein as the “Covered Hartford Products.”

In 2022, the aggregate cost of the metal and electronic components used in the Finished Interiors, the bronze mesh used in the Lightning Strike Products, the conductive fillers used in the Satellite Products, and the metal components used in the Covered ARC Products and the Covered Hartford Products represented less than 0.5% of Hexcel’s total cost of sales.

We determined that our Finished Interiors, Lightning Strike Products, Satellite Products, Covered ARC Products and Covered Hartford Products (referred to collectively herein as the “Covered Products”) contain 3TG based on a product component survey process. The process involved compiling a list of suppliers whose components may contain 3TG that were identified by our Product Stewardship group following an analysis of available bills of materials, material specifications, or other documentation that described the materials contained in products that we manufacture. Based on the components provided by the suppliers included on the compiled list, we determined that the Covered Products were our only products manufactured in 2022 for which 3TG was necessary to the functionality or production of the products.

2.	Description of Reasonable Country of Origin Inquiry

We purchase finished components necessary to the functionality or production of products we manufacture. As a purchaser of these components, we are many steps removed in the supply chain from the mining and processing of minerals that are in the components we purchase. In this regard, we do not purchase 3TG directly from mines, smelters or refiners and, accordingly, we do not have direct contractual relationships with mines, smelters or refineries. We rely on our direct suppliers to provide us with information regarding the origin of the 3TG contained in the components they supply to us. Our direct suppliers are similarly reliant upon information provided by their suppliers. Accordingly, our ability to provide the required Conflict Minerals information depends on the cooperation that we receive from our direct suppliers and the cooperation they, in turn, receive from their suppliers.

We conducted a good faith reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the 3TG in the Covered Products originated or may have originated in the Covered Countries and whether any of the 3TG may be from recycled or scrap sources. We took the following measures in connection with the RCOI:

(i)	soliciting survey responses from relevant suppliers of components of the Covered Products, using the Conflict Minerals Reporting Template (“CMRT”) designed by the Responsible Minerals Initiative (“RMI”);

(ii)	sending reminders to suppliers who did not respond to our requests for information; and

(iii)	reviewing responses we received from our suppliers, including for plausibility, consistency and gaps, and engaging in additional communication with them, when necessary, to obtain clarifications or additional information.

We sent CMRTs to 82 suppliers who we believed, based on the product component survey process for the 2022 reporting period, may have supplied components containing 3TG that were used by Hexcel in the manufacture of the Covered Products in 2022. We subsequently determined that 33 of those suppliers were out of scope due to prior supplier certification that no 3TG is contained in the components supplied, or confirmation that such components were not used by Hexcel in the manufacture of Covered Products in 2022. As of the date of this Conflict Minerals Report, of the 49 remaining suppliers, 31 responded that the components supplied did not contain 3TG, nine responded that the components supplied contained or may contain 3TG necessary to the functionality or production of such components (the “3TG Component Suppliers”) and 13 were non-responsive. Seven of the nine 3TG Component Suppliers responded that the 3TG contained in the components supplied were either not sourced from any Covered Country or were sourced from a smelter listed as “conformant” in RMI’s Standard Smelters and Refiners List. The two remaining 3TG Component Suppliers responded that the source countries or smelters for some or all of the 3TG in their supply chain were unknown. We directed several follow-up communications to each of the non-responsive suppliers.

Facilities Used to Process 3TG in Products and Country of Origin of 3TG

The vast majority of suppliers from which we requested information indicated in their response that the information provided was at a company or divisional level, and included a list of smelters used to process 3TG contained in the components supplied to all of their customers. The remaining suppliers did not include a list of smelters in their responses. Therefore, it is not possible for us to determine with certainty the specific facilities used to process the 3TG used in the Covered Products.

Accordingly, as of the date of this Conflict Minerals Report, we have not received sufficient information from our suppliers to determine with certainty the country of origin of all of the 3TG used in the Covered Products, or to identify all of the facilities used to process such 3TG. Therefore, we cannot exclude the possibility that some of the 3TG used in the Covered Products may have originated from non-conflict free sources in the Covered Countries.

3.	Due Diligence Program

For 2022, Hexcel utilized due diligence measures based on the applicable criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition), and the related supplements for gold and for tin, tantalum and tungsten (the “OECD Guidance”). Given our position in the supply chain, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals in the products we manufacture. We have no direct relationships with smelters or refiners, and therefore possess no independent means of determining the source and origin of conflict mineral ores processed by smelters or refiners. Our due diligence processes are based on the necessity of seeking data from our suppliers and component manufacturers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary Conflict Minerals. We also rely upon information provided through initiatives such as RMI’s Responsible Minerals Assurance Process (“RMAP”) to conduct smelter and refiner due diligence.

The following is a discussion of Hexcel’s due diligence efforts:

Establish Strong Company Management Systems

Hexcel’s management system includes a cross-functional team, with members from our Sourcing and Product Stewardship groups and our Law Department (the “Conflict Minerals Team”). The Conflict Minerals Team responsible for implementing Hexcel’s conflict minerals compliance program is led jointly by Hexcel’s Vice President, Global Sourcing and Supplier Quality and Hexcel’s Vice President, Environmental, Health and Safety and is overseen by Hexcel management. Hexcel management is briefed about the results of the Conflict Minerals Team’s progress and due diligence efforts on a periodic basis.

In accordance with the OECD Guidance calling for the strengthening of engagement with suppliers, we have utilized certifications, an explanation of the Conflict Minerals Rule, and, as noted above, CMRTs to obtain information relating to 3TG sourcing from our relevant suppliers. We believe that these measures have assisted our suppliers in understanding Hexcel’s expectations. We have established a documentation and record maintenance procedure to ensure the retention of relevant documentation in an electronic database.

Hexcel has adopted a statement on Conflict Minerals, to communicate to the public and Hexcel’s supply chain our intention to support the social goals underlying the Conflict Minerals Rule. The statement is available at: https://investors.hexcel.com/sustainability/our-social-commitment/default.aspx and is attached to this Conflict Minerals Report as Appendix A. Additionally, our Sourcing group continues to integrate provisions related to the requirements of the Conflict Minerals Rule into new supply agreements or renewals of existing supply agreements during the course of negotiations.

Finally, Hexcel has established a confidential ethics and compliance helpline operated by a third party available to all Hexcel employees, as well as concerned individuals outside of Hexcel, including our customers and suppliers. Among other things, the ethics and compliance helpline may be used to address issues in connection with our Conflict Minerals diligence and reporting process, and the reporting person may remain anonymous, subject to applicable laws governing helplines. The U.S. toll-free number for the ethics helpline is +1-844-929-1438, or a report can be made online at http://hexcel.ethicspoint.com or via mobile phone at http://hexcel.navexone.com.

Identify and Assess Risk in the Supply Chain

Our direct suppliers of components containing 3TG provided us with information about the source of 3TG contained in their components, including, in some instances, the sourcing of material from smelters listed as “conformant” in RMI’s Standard Smelters and Refiners List. We assess supplier risk based on our assessment of the completeness, credibility and consistency of the information our suppliers provide to us.

Design and Implement a Strategy to Respond to Identified Risks

If Hexcel becomes aware of a supplier whose supply chain includes 3TG that is obtained from non-conflict free sources, and the supplier does not demonstrate good faith, substantive efforts to source 3TG used in its components from non-conflict free sources, Hexcel will reassess product design or its relationship with the supplier.

If a supplier did not provide information as requested, or the data provided did not appear to be reliable, the Conflict Minerals Team engaged with the supplier to obtain the necessary clarification.

Carry Out Independent Third-Party Audits of the Supply Chain Due Diligence

We do not typically have a direct relationship with 3TG smelters and refiners and, therefore, do not perform or direct audits of these entities. We have relied on information provided by some of our suppliers regarding those smelters or refiners that have been audited in accordance with RMAP and have been identified as “conformant” in RMI’s Standard Smelters and Refiners List.

Report on Supply Chain Due Diligence

Hexcel has filed with the Securities and Exchange Commission a Specialized Disclosure Report on Form SD, which includes, as an exhibit, this Conflict Minerals Report (the “Form SD”). The Form SD is publicly available in the Investor Relations section of Hexcel’s website at https://investors.hexcel.com/sustainability/our-social-commitment/default.aspx.

4.	Additional Compliance Measures to Reduce Risks

We intend to continue taking the following steps, among others, to improve our due diligence measures and to further mitigate the risk that the necessary 3TG contained in Hexcel’s products finance or benefit armed groups in the Covered Countries:

(i)	sourcing from suppliers that share our values regarding respect for human rights, integrity and environmental responsibility;

(ii)	engaging with suppliers to obtain current, accurate and complete information about the supply chain, including robust follow-up when suppliers indicated it was “Unknown” if 3TG was from sourced from Covered Countries, or, when a supplier has a low survey response rate, on the supplier’s CMRT responses;

(iii)	encouraging suppliers to implement responsible sourcing from smelters and refiners identified as conformant in RMI’s Standard Smelters and Refiners List; and

(iv)	continuing to conduct and report annually on supply chain due diligence for the applicable 3TG.

Appendix A

Hexcel’s Conflict Minerals Statement

Conflict Minerals

Hexcel Corporation (“Hexcel”) is subject to U.S. Securities and Exchange Commission (the “SEC”) regulations requiring publicly traded companies to report annually to the SEC with regard to conflict minerals that are necessary to the functionality or production of their products (the “Conflict Minerals Rule”). The SEC adopted the Conflict Minerals Rule to comply with provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act. These provisions were designed to address humanitarian concerns that the exploitation and trade of conflict minerals originating in the Democratic Republic of the Congo and adjoining countries (the “Covered Countries”) is helping to finance conflict characterized by extreme levels of violence. “Conflict Minerals” include gold, columbite-tantalite (coltan), cassiterite, wolframite, or their derivatives (tin, tantalum, or tungsten).

Our Commitment

Hexcel is committed to complying fully with the SEC’s Conflict Minerals reporting requirements. To that end, we work with applicable suppliers to perform the necessary due diligence on Conflict Minerals in our supply chain and products. We have designed our due diligence program in accordance with the Organization for Economic Cooperation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

Expectations of Suppliers

Hexcel expects that applicable suppliers will cooperate with its due diligence efforts in support of our Conflict Minerals commitment and otherwise assist us in complying with the Conflict Minerals Rule. If a supplier to Hexcel is unwilling to support us in our Conflict Minerals program efforts, we may take remediation steps, up to and including alternative sourcing arrangements. Hexcel expects that its suppliers will:

•	establish a supplier Conflict Minerals policy consistent with this Conflict Minerals Statement, implement management systems to support compliance with their policy, and require their suppliers of any tier to take the same steps;

•	undertake reasonable due diligence within their supply chains to assure that Conflict Minerals are being sourced only from mines and smelters outside the Covered Countries or mines and smelters which have been certified by an independent third party as conflict— free if sourced within the Covered Countries; and

•	complete Hexcel’s Conflict Minerals survey, identifying products they sell to Hexcel that contain Conflict Minerals and the smelters that provided the Conflict Minerals, and provide any other diligence requests to Hexcel, in a timely manner.